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                                                                    EXHIBIT 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE
ERIC H. BJERKHOLT
SENIOR VICE PRESIDENT AND CFO
INTRABIOTICS PHARMACEUTICALS, INC.
(650) 526-6840

     INTRABIOTICS REPORTS THIRD QUARTER 2003 FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, OCTOBER 29, 2003 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI) today reported financial and operating results for the third quarter ended September 30, 2003.

On September 30, 2003, the Company had cash, cash equivalents, short-term investments and restricted cash of $10.3 million. The Company raised net proceeds of an additional $18.4 million on October 10, 2003 in a private placement of newly issued common stock and warrants to purchase common stock, giving the Company cash, cash equivalents and restricted cash of approximately $28.6 million on that date.

In addition to this financing, the Company achieved a number of significant milestones over the last three months including:

         - Received Fast Track designation status for iseganan for the prevention of ventilator-associated pneumonia (VAP) from the Food and Drug Administration (FDA)

         - Reached a Special Protocol Assessment (SPA) agreement with the FDA on the registration requirements for iseganan for the prevention of VAP

         - Launched the first of two pivotal clinical trials of iseganan with enrollment of the first patients

         - Appointed Mark L. Perry, a senior executive at Gilead Sciences, Inc., to its Board of Directors

"In addition to substantially increasing our cash resources, we achieved a series of major milestones over the last three months which have significantly strengthened and repositioned the Company for future growth," said Dr. Hank Fuchs, President and CEO of IntraBiotics. "Our novel lead product, iseganan, is now in late-stage pivotal clinical trials. Assuming successful completion of these trials, iseganan has a clear path to registration for the prevention of VAP, a major unmet medical need worldwide. We also have the resources necessary to complete the first of the two pivotal registration studies and expect to announce results of this trial by the end of next year. Iseganan may also have potential applications for a variety of other infections that we will begin to explore in the near future."

FINANCIAL RESULTS SUMMARY

Research and development expenses were $3.6 million in the third quarter of 2003, including a $2.4 million non-cash expense related to the write-off of prepaid drug substance to our sole manufacturer of iseganan, compared to $4.0 million in the comparable period of 2002. The
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decrease was primarily related to a reduction in clinical trial activity. It is expected that research and development expenses, excluding the write-off of prepaid drug substance, will increase as patients are enrolled in the first pivotal clinical trial of iseganan for the prevention of VAP, which commenced in September 2003.

General and administrative expenses were $1.1 million in the third quarter of 2003, compared to $2.4 million in the comparable period of 2002, reflecting a general decrease in the scale of operations. Expenses of $5.1 million were recorded in the third quarter of 2002 related to a restructuring of the Company's operations.

IntraBiotics reported a net loss applicable to common stockholders of $4.8 million for the third quarter of 2003, or $1.46 per basic and diluted share, including the $2.4 million non-cash drug substance write-off, compared with a net loss of $11.3 million, or $3.59 per basic and diluted share, in the comparable period of 2002. IntraBiotics reported no product sales or contract revenues in the third quarter of 2003 or 2002, and reported total operating expenses of $4.8 million in the third quarter of 2003, compared to $11.5 million in the comparable period of 2002.

For the nine months ended September 30, 2003, total operating expenses were $9.1 million compared to $25.3 million in the comparable period of 2002. Research and development expenses decreased to $5.3 million in the first nine months of 2003 from $17.4 million in the prior year period because of reduced clinical trial activity. General and administrative expenses decreased to $3.8 million in the first nine months of 2003 from $6.3 million in the prior year period, reflecting the reduced scale of operations. Expenses of $5.2 million were recorded in the nine months ended September 30, 2002 related to a restructuring of the Company's operations.

On May 1, 2003, in a private placement transaction, the Company sold $3.5 million of Series A convertible preferred stock which carries an 8% annual dividend, payable quarterly in common stock, and the Company has accordingly recorded dividend charges of $70,000 for the third quarter of 2003 and $117,000 for the nine months ended September 30, 2003.

ISEGANAN: NOVEL AGENT IN NOVEL CLASS WITH POTENTIAL TO ADDRESS UNMET NEED OF VAP

Iseganan is a broad-spectrum antimicrobial peptide that functions by a novel mechanism of action, which may substantially reduce the likelihood of microbial resistance. Iseganan is the first in a new class of investigational peptide drugs known as protegrins, which are naturally-occurring substances found in mammals where they form part of the first line of defense against invading bacteria and fungi.

ABOUT VENTILATOR-ASSOCIATED PNEUMONIA (VAP)

Pneumonia is the most common infection among patients in the intensive care unit. The longer a patient is ventilated, the higher the risk of developing VAP. VAP occurs in approximately 15-30% of patients receiving mechanical ventilation for more than 48 hours. Despite the use of potent, broad-spectrum antibiotics, patients who develop VAP generally remain dependent on artificial ventilation and remain in the intensive care unit for longer periods of time than patients who do not develop VAP. As a consequence, studies have demonstrated that patients who develop VAP can incur more than $40,000 in additional hospital charges. The Company estimates that over one million patients annually are mechanically ventilated for more than 48
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hours in North America, Western Europe and Japan combined, making VAP a significant unmet medical need.

ABOUT INTRABIOTICS

IntraBiotics is a biopharmaceutical company focused on the development and commercialization of products for the prevention and treatment of serious and life-threatening diseases. The Company is primarily focused on its novel late-stage antimicrobial product iseganan oral solution, which is currently being evaluated in the first of two pivotal international clinical trials in patients receiving mechanical ventilation to reduce the risk of pneumonia (VAP). VAP is the most common infection in the ICU and is associated with devastating morbidity, such as prolonged dependence on artificial life support and increased cost of hospital care. The Company has Fast Track designation status from the FDA for the development of iseganan oral solution for the prevention of VAP and has recently been granted a special protocol assessment on the design of the pivotal trials to be conducted in support of the drug's registration in the United States.


Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and the sufficiency of our cash resources. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to acquire sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; regulatory risks, risks related to proprietary rights, market acceptance and competition; and the Company's ability to raise capital through private or public financings when needed or on favorable terms. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Form 10-Q for the Quarterly Period ended June 30, 2003 and our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002.
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                       IntraBiotics Pharmaceuticals, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                    THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                 SEPTEMBER 30,

                                                                   2003           2002           2003           2002
                                                                 --------       --------       --------       --------
Operating expenses:
  Research and development ...................................   $  3,641       $  3,955       $  5,261       $ 17,407
  General and administrative .................................      1,125          2,388          3,833          6,295
  Arbitration settlement .....................................         --             --             --         (3,600)
  Restructuring and other charges ............................         --          5,140             --          5,231
                                                                 --------       --------       --------       --------
      Total operating expenses ...............................      4,766         11,483          9,094         25,333
                                                                 --------       --------       --------       --------

    Operating loss ...........................................     (4,766)       (11,483)        (9,094)       (25,333)

  Interest income ............................................         28            143             99            623
  Interest expense ...........................................         --           (131)            --           (397)
  Other income ...............................................         --            200             --            984
                                                                 --------       --------       --------       --------
Net loss .....................................................     (4,738)       (11,271)        (8,995)       (24,123)

  Non-cash deemed dividend related to beneficial conversion
    feature of Series A preferred stock ......................         --             --         (1,418)            --
  Dividends on Series A preferred stock ......................        (70)            --           (117)            --
                                                                 --------       --------       --------       --------
Net loss applicable to common stockholders ...................   $ (4,808)      $(11,271)      $(10,530)      $(24,123)
                                                                 ========       ========       ========       ========

Basic and diluted net loss per share applicable to common
  stockholders ...............................................   $  (1.46)      $  (3.59)      $  (3.22)      $  (7.99)
                                                                 ========       ========       ========       ========

Shares used to compute basic and diluted net loss per share
  applicable to common stockholders ..........................      3,283          3,143          3,274          3,018
                                                                 ========       ========       ========       ========




                       IntraBiotics Pharmaceuticals, Inc.
                          Condensed Balance Sheet Data
                                 (In thousands)
                                   (Unaudited)

                                                         SEPTEMBER 30,    DECEMBER 31,
                                                              2003            2002
                                                            -------         -------
Cash, cash equivalents and short-term investments ....      $10,061         $13,065

Restricted cash ......................................      $   250         $   250

Total assets .........................................      $10,993         $16,226

Total stockholders' equity ...........................      $10,154         $15,480




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